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Contacts:         For Media:          John Calagna
                                      212-578-6252
                                      jcalagna@metlife.com

                  For Investors:      Kevin Helmintoller
                                      212-578-5140
                                      helmintoller@metlife.com


                METLIFE DECLARES ANNUAL DIVIDEND ON COMMON STOCK

New York, October 22, 2002 - The Board of Directors of MetLife, Inc. [NYSE: MET] today declared an annual dividend for 2002 of $0.21 per common share payable on December 13, 2002 to shareholders of record as of November 8, 2002. This year's annual dividend is an increase from the year 2001 and 2000 annual dividends of $0.20 per common share.

MetLife, Inc., through its subsidiaries and affiliates, is a leading provider of insurance and other financial services to individual and institutional customers. The MetLife companies serve approximately 10 million individual households in the U.S. and companies and institutions with 33 million employees and members. It also has international insurance operations in 13 countries.

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